CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B due July 15, 2020	$500,000,000	$62,250

Rule 424(b)(2)

Registration No. 333-222676

Pricing Supplement dated July 16, 2018

(To Prospectus dated January 24, 2018 and Prospectus Supplement dated January 25, 2018)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TFG5

Principal Amount (in Specified Currency): $500,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: July 16, 2018

Original Issue Date: July 19, 2018

Stated Maturity Date: July 15, 2020

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on July 17, 2018 plus the Floating Rate Spread.

Interest Payment Dates: Each January 15, April 15, July 15 and October 15, beginning on October 15, 2018 and ending on the Stated Maturity Date (short first coupon)

Net Proceeds to Issuer: $499,700,000

Agents:

Morgan Stanley & Co. LLC (“Morgan Stanley”)

RBC Capital Markets, LLC (“RBC”)

Morgan Stanley’s Discount or Commission: 0.060%

Morgan Stanley’s Capacity:

☐  Agent

☒ Principal

RBC’s Discount or Commission: 0.060%

RBC’s Capacity:

☐ Agent

☒ Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

☒ Regular Floating Rate Note

☐ Inverse Floating Rate Note:

Fixed Interest Rate:

☐ Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

☐ Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

☐ CMS Rate

☐ CMT Rate

☐Commercial Paper Rate

☐ Eleventh District Cost of Funds Rate

☐ Federal Funds Rate

☐ Federal Funds OIS Compound Rate

☒ LIBOR

☐Prime Rate

☐ Treasury Rate

☐ Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

☐ FRBCMT

☐ FEDCMT

If LIBOR:

Designated LIBOR Page: Reuters

Index Currency: U.S. dollars

If LIBOR or Treasury Rate:

Index Maturity: 3 months

Floating Rate Spread (+/-): +0.240%

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: July 19, 2018

Interest Reset Dates: Each Interest Payment Date

Interest Rate Reset Period: Quarterly

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:

☐ 30/360

☒ Actual/360

☐ Actual/Actual

Business Day Convention

☐ Following

☒ Modified Following, adjusted

Business Days: New York and London

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [    ], and specify:

Initial Interest Accrual Date:

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about July 19, 2018.

ADDITIONAL TERMS OF THE NOTES

Settlement Date

Toyota Motor Credit Corporation (“TMCC”) expects that delivery of the Floating Rate Medium-Term Notes, Series B, due July 15, 2020 (the “Notes”) will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two U.S. business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Initial Trade Date will be required by virtue of the fact that the Notes initially will settle in three U.S. business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

Under the terms and subject to the conditions of the Seventh Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated January 25, 2018, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley, RBC, SG Americas Securities, LLC and Toyota Financial Services Securities USA Corporation, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $350,000,000 principal amount of the Notes (the “Morgan Stanley Notes”) at 99.940% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.060% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $150,000,000 principal amount of the Notes (the “RBC Notes”) at 99.940% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.060% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, the obligations of Morgan Stanley and RBC to purchase the Morgan Stanley Notes and the RBC Notes, respectively, are several and not joint. In the event that either Morgan Stanley or RBC fails to purchase such Notes, TMCC will sell Notes to the other dealer only, and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Morgan Stanley and RBC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated January 24, 2018 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-222676) filed with the Securities and Exchange Commission on January 24, 2018.